Biogen Media Contact:                Biogen Investor Contact:
Jason Glashow                     Matt Calistri
Biogen Inc.                          Biogen Inc.
Tel: (781) 464-3260                    Tel: (781) 464-2442

BIOGEN REPORTS SECOND QUARTER 2016 REVENUES OF $2.9 BILLION

Second quarter 2016 GAAP diluted EPS rise 22%; Non-GAAP diluted EPS rise 23%

Company raises financial guidance for the year and authorizes $5 billion share repurchase program

George A. Scangos, Ph.D., to step down as CEO

Cambridge, Mass., July 21, 2016 -- Biogen Inc. (NASDAQ: BIIB) today reported second quarter 2016 financial results, including:

•	Total revenues of $2.9 billion, a 12% increase versus the same period in the prior year.

◦	Growth was driven by increases in worldwide revenues from the Company’s multiple sclerosis (MS) and hemophilia businesses.

◦	Foreign exchange negatively impacted total revenues by approximately $44 million compared to the second quarter of 2015, driven by changes in hedge results.

•	GAAP net income attributable to Biogen Inc. of $1.0 billion, a 13% increase versus the same quarter in the prior year.

•	GAAP diluted earnings per share (EPS) of $4.79, a 22% increase versus the same quarter in the prior year.

•	Non-GAAP net income attributable to Biogen Inc. of $1.1 billion, a 15% increase versus the same quarter in the prior year.

•	Non-GAAP diluted EPS of $5.21, a 23% increase versus the same quarter in the prior year.

(In millions, except per share amounts)	Q2 '16	Q1 '16	Q2 '15	Q2 '16 v. Q1 '16	Q2 '16 v. Q2 '15
Total revenues	$2,894	$2,727	$2,592	6%	12%

GAAP net income*	$1,050	$971	$927	8%	13%
GAAP diluted EPS	$4.79	$4.43	$3.93	8%	22%

Non-GAAP net income*	$1,142	$1,049	$995	9%	15%
Non-GAAP diluted EPS	$5.21	$4.79	$4.22	9%	23%
*Net income attributable to Biogen Inc.

A reconciliation of GAAP to Non-GAAP quarterly financial results can be found in Table 3 at the end of this release.

“During the second quarter we saw solid performance across our commercial business, as a growing number of patients benefited from our broad MS portfolio, hemophilia therapies, and recently launched biosimilar,” said Chief Executive Officer George A. Scangos, Ph.D. “Revenue strength coupled with thoughtful management of expenses helped drive healthy earnings growth for the quarter. As a result, we have raised our financial guidance for the full year. Our Board has also authorized a $5 billion share repurchase program. We believe this allows us to return capital to shareholders, while leaving ample room for strategic flexibility.”

“We also made important progress for patients with the U.S. and E.U. approvals of ZINBRYTATM and the E.U. approval of FLIXABI®,” Dr. Scangos continued. “And we are excited about our science and research as we shape a robust pipeline of novel candidates we believe could have a significant impact on neurological and related conditions. We continue to enroll two Phase 3 clinical trials for aducanumab in early Alzheimer’s disease; our collaboration partner Ionis Pharmaceuticals has completed enrollment in two Phase 3 studies of nusinersen in infants and children with spinal muscular atrophy; and we have announced an innovative gene therapy collaboration with the University of Pennsylvania focused on potential treatments targeting the central nervous system.”

Revenue Highlights

(In millions)	Q2 '16	Q1 '16	Q2 '15	Q2 '16 v. Q1 '16	Q2 '16 v. Q2 '15
Multiple Sclerosis (MS):
TECFIDERA	$987	$946	$883	4%	12%
Total Interferon	$728	$670	$690	(9%)	6%
AVONEX	$606	$564	$615	7%	(2%)
PLEGRIDY	$123	$106	$74	16%	65%
TYSABRI	$497	$477	$463	4%	7%
FAMPYRA	$22	$20	$21	7%	3%

Hemophilia:
ELOCTATE	$125	$108	$74	16%	68%
ALPROLIX	$80	$75	$54	7%	48%

Other Product Revenues:
FUMADERM	$12	$11	$13	4%	(7%)
BENEPALI	$15	$2	$—	NMF	NMF

Total Product Revenues:	$2,466	$2,309	$2,199	7%	12%

Anti-CD20 Revenues	$349	$329	$338	6%	3%
Other Revenues	$79	$88	$56	(10%)	42%

Total Revenues	$2,894	$2,727	$2,592	6%	12%
Note: Numbers may not foot due to rounding.

Expense Highlights

•	GAAP cost of sales was $370 million compared to $313 million in the first quarter of 2016 and $286 million in the second quarter of 2015.

•	Non-GAAP cost of sales was $354 million compared to $313 million in the first quarter of 2016 and $286 million in the second quarter of 2015.

•	GAAP and Non-GAAP R&D expense was $473 million compared to $437 million in the first quarter of 2016 and $491 million in the second quarter of 2015.

•	GAAP SG&A expense was $492 million compared to $497 million in the first quarter of 2016 and $492 million in the second quarter of 2015.

•	Non-GAAP SG&A expense was $489 million compared to $497 million in the first quarter of 2016 and $492 million in the second quarter of 2015.

Other Financial Highlights

•	For the second quarter of 2016, the Company’s weighted average diluted shares were 219 million.

•	As of June 30, 2016, Biogen had cash, cash equivalents and marketable securities totaling approximately $7.3 billion, and $6.5 billion in notes payable and other financing arrangements.

Share Repurchase Update
Biogen announced that its Board of Directors authorized a program to repurchase up to $5 billion of the Company’s common stock. Biogen currently expects that purchases will be executed over the next three years. This share repurchase program is in addition to the approximately 1.3 million shares remaining under Biogen's February 2011 share repurchase program, which has been used principally to offset common stock issuances under the Company's share-based compensation plans.

2016 Financial Guidance
Biogen updated its full year 2016 financial guidance. This guidance consists of the following components:

•	Revenue is expected to be approximately $11.2 to $11.4 billion.

•	GAAP and non-GAAP R&D expense is expected to be approximately 17% to 18% of total revenue.

•	GAAP and non-GAAP SG&A expense is expected to be approximately 16% to 17% of total revenue.

•	GAAP diluted EPS is expected to be between $18.10 and $18.40.

•	Non-GAAP diluted EPS is expected to be between $19.70 and $20.00.

This guidance includes contribution from our hemophilia business through the end of the year, as we now anticipate the spin-off to complete in early 2017. This guidance does not include any impact from potential acquisitions or late-stage business development transactions.

Biogen may incur charges, realize gains or experience other events in 2016 that could cause actual results to vary from this guidance.

CEO Transition
Biogen today announced that George Scangos, its Chief Executive Officer, will be leaving the Company in the coming months after a successor has been identified. The Company will begin a search for his successor immediately. Dr. Scangos has been at Biogen for six years and has led the Company through a remarkable transformation. Under his leadership, Biogen’s revenues, earnings and stock price all have increased meaningfully and the Company has been transformed into a world-class biopharmaceutical company.
Stelios Papadopoulos, Chairman of the Biogen Board of Directors, remarked “George joined Biogen at a very challenging time. He re-organized operations and he oversaw the enrichment of our product pipeline and the launch of several products. In short, George did an outstanding job and I believe he is leaving the Company well positioned for success.”
“The past six years have been quite successful,” said Dr. Scangos. “We have introduced six new products onto the market, increased our earnings and revenues several fold, and transformed our R&D and commercial organizations to world-class levels, joining our already industry leading biologics manufacturing capabilities. We have brought several potentially transformative compounds into later stage clinical development and are in the process of adding to that pipeline even further.”
“The Company has an exciting future and I am proud to have had a role in helping Biogen improve the lives of so many patients today and so many more in the future,” added Dr. Scangos. “This is the right time for a new leader to take the reins and lead Biogen through its next stage of development, and I look forward to returning to the West coast to take on one more set of activities and spend more time with my family.”
The Board will immediately begin a search for a replacement, and will consider both internal and external candidates. The Company expects the transition to occur over a period of a few months, and in the interim, Dr. Scangos will continue to serve as CEO.
Other Recent Events

•
In July 2016, the Marketing Authorization Application (MAA) for SB5, an adalimumab biosimilar candidate referencing Humira®, was accepted for review by the European Medicines Agency (EMA). The MAA for SB5 is the third anti-TNF biosimilar candidate to be submitted to the EMA by Samsung Bioepis, the joint venture between Samsung BioLogics and Biogen. The approval of SB5 could make Biogen the first company to commercialize three anti-TNF biosimilar therapies in Europe.

•
In July 2016, the Roche Group announced that the Phase 3 GOYA study evaluating GAZYVA® plus CHOP chemotherapy in people with previously untreated diffuse large B-cell lymphoma did not meet its primary endpoint of significantly reducing the risk of disease worsening or death (progression-free survival) compared to RITUXAN® plus CHOP chemotherapy. In the U.S., Biogen shares operating profits and losses relating to GAZYVA with Genentech, a Roche Group company.

•
In July 2016, Biogen and AbbVie announced that the European Commission (EC) granted marketing authorization for ZINBRYTA for the treatment of adult patients with relapsing forms of MS (RMS). ZINBRYTA is a once-monthly, self-administered, subcutaneous treatment for RMS which has demonstrated superior efficacy to AVONEX (interferon beta-1a).

•
In June 2016, the EC approved a variation to the marketing authorization of TYSABRI, which extended its indication to include relapsing-remitting multiple sclerosis patients with highly active disease despite a full and adequate course of treatment with at least one disease modifying therapy. TYSABRI was previously only indicated for patients who had failed to respond to beta-interferon or glatiramer acetate in the European Union (EU). This follows recent EC approval for a new patient management plan including an updated risk algorithm based on JC virus antibody index values.

•
In June 2016, the Roche Group announced that the EMA has validated the company’s MAA of OCREVUS™ (ocrelizumab) for the treatment of RMS and primary progressive multiple sclerosis (PPMS) in the EU. The U.S. Food and Drug Administration (FDA) has also accepted for review Genentech’s Biologics License Application for OCREVUS for the treatment of RMS and PPMS, and has granted the application Priority Review Designation with a targeted action date of 28 December 2016. If approved for commercial sale, Biogen will receive tiered royalties on sales of OCREVUS.

•
In June 2016, Biogen announced the appointment of Paul McKenzie, Ph.D., as Executive Vice President, Pharmaceutical Operations & Technology. Dr. McKenzie was previously Senior Vice President of Global Biologics Manufacturing and Technical Operations. He replaces John Cox, who was named Chief Executive Officer of the new Biogen spin-off company.

•
In June 2016, Biogen reported top-line results from the Phase 2 SYNERGY study evaluating opicinumab (anti-LINGO-1), an investigational, fully human monoclonal antibody being developed as a potential neuroreparative therapy in people with RMS. In the study, opicinumab missed the primary and secondary endpoints. However, evidence of a clinical effect with a complex, unexpected dose-response was observed. The Company continues to analyze results to determine the appropriate next steps. The Company plans to present results from the SYNERGY study at the 32nd Congress of the European Committee for Treatment and Research in Multiple Sclerosis (ECTRIMS) in September 2016.

•
In June 2016, Biogen announced that aducanumab, its investigational treatment for early Alzheimer’s disease, was accepted into the PRIority MEdicines (PRIME) program of the EMA. PRIME aims to bring treatments to patients faster by enhancing the EMA’s support for the development of investigational medicines for diseases without available treatment or in need of better treatment options.

•
In May 2016, Samsung Bioepis, the joint venture between Biogen and Samsung BioLogics, received marketing authorization in the EU for FLIXABI, an infliximab biosimilar referencing Remicade®. FLIXABI is the second anti-TNF biosimilar to be manufactured and commercialized by Biogen in the EU.

•
In May 2016, Biogen and AbbVie announced that the FDA approved ZINBRYTA, a new once-monthly, self-administered, subcutaneous treatment for RMS. According to the U.S. prescribing information, because of its safety profile, the use of ZINBRYTA should generally be reserved for patients who have had an inadequate response to two or more therapies indicated for the treatment of MS.

•
In May 2016, the Roche Group announced that the Phase 3 GALLIUM study met its primary endpoint early, demonstrating superior progression-free survival for GAZYVA compared to RITUXAN in people with previously untreated follicular lymphoma. Follicular lymphoma is the most common type of indolent (slow-growing) non-Hodgkin lymphoma (NHL) and accounts for approximately one in five cases of NHL. In the U.S., Biogen shares operating profits and losses relating to GAZYVA with Genentech, a Roche Group company.

•
In May 2016, Biogen announced a broad collaboration and alliance with the University of Pennsylvania to advance gene therapy and gene editing technologies, with a primary focus on the development of therapeutic approaches that target the eye, skeletal muscle and the central nervous system. Biogen will work with renowned gene therapy experts, Dr. James Wilson and Dr. Jean Bennett.

•
In May 2016, Swedish Orphan Biovitrum AB (publ) (Sobi) and Biogen announced that the EC approved ALPROLIX, an extended half-life recombinant factor IX Fc fusion protein therapy for the treatment of hemophilia B, in the EU.

•
In May 2016, Biogen announced its intent to spin off its hemophilia business as an independent, publicly traded company. The new company is expected to continue to commercialize ELOCTATE and ALPROLIX under Biogen's existing collaboration agreement with Sobi, while continuing to engage in ongoing research and development activities to develop longer acting therapies utilizing XTEN® technology, bispecific antibodies, and hemophilia-related gene therapy programs.

•
In April 2016, Biogen announced the appointment of Michael Ehlers, M.D., Ph.D. as Executive Vice President, Research and Development. Dr. Ehlers joins Biogen from Pfizer, where he served as Group Senior Vice President for BioTherapeutics R&D and Chief Scientific Officer for the company’s Neuroscience and Pain Research Unit.

Conference Call and Webcast
The Company's earnings conference call for the second quarter will be broadcast via the internet at 8:30 a.m. EDT on July 21, 2016, and will be accessible through the Investors section of Biogen’s homepage, www.biogen.com. Supplemental information in the form of a slide presentation will also be accessible at the same location on the internet at the time of the conference call and will be subsequently available on the website for at least one month.

About Biogen
Through cutting-edge science and medicine, Biogen discovers, develops and delivers worldwide innovative therapies for people living with serious neurological, autoimmune, and rare diseases. Founded in 1978, Biogen is one of the world’s oldest independent biotechnology companies and patients worldwide benefit from its leading multiple sclerosis and innovative hemophilia therapies. For more information, please visit www.biogen.com. Follow us on Twitter.

Safe Harbor
This press release contains forward-looking statements, including statements relating to: Biogen’s commercial business; pipeline and collaboration programs; clinical trials; anticipated data readouts, and data presentations; our search for a new chief executive officer; share repurchase plans; the intent to spin-off Biogen’s hemophilia business; 2016 financial guidance; and other financial matters. These forward-looking statements may be accompanied by such words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “target,” “will” and other words and terms of similar meaning. You should not place undue reliance on these statements.

These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including: our dependence on sales from our principal products; failure to compete effectively due to significant product competition in the markets for our products; difficulties in obtaining and maintaining adequate coverage, pricing and reimbursement for our products; risks associated with current and potential future healthcare reforms; the occurrence of adverse safety events, restrictions on use with our products or product liability claims; failure to protect and enforce our data, intellectual property and other proprietary rights and the risks and uncertainties relating to intellectual property claims and challenges; uncertainty of long-term success in developing, licensing or acquiring other product candidates or additional indications for existing products; risks associated with clinical trials, including our ability to adequately manage clinical activities, unexpected concerns that may arise from additional data or analysis obtained during clinical trials, regulatory authorities may require additional information or further studies or may fail to approve or may delay approval of our drug candidates; the risk that positive results in a clinical trial may not be replicated in subsequent or confirmatory trials or success in early stage clinical trials may not be predictive of results in later stage or large scale clinical trials or trials in other potential indications; problems with our manufacturing processes; our dependence on collaborators and other third parties for the development, regulatory approval and commercialization of products and other aspects of our business, which are outside of our control; risks relating to management and key personnel changes; failure to successfully execute on our growth initiatives; risks relating to the proposed spin-off of our hemophilia business, including risks of completion and ability to achieve some or all of the anticipated benefits; risks relating to technology failures or breaches; failure to comply with legal and regulatory requirements; risks related to indebtedness; the risks of doing business internationally, including currency exchange rate fluctuations; fluctuations in our effective tax rate; risks relating to investment in and expansion of manufacturing capacity for future clinical and commercial requirements; risks related to commercialization of biosimilars; risks related to investment in properties; the market, interest and credit risks associated with our portfolio of marketable securities; risks relating to stock repurchase programs; risks relating to access to capital and credit markets; environmental risks; risks relating to the sale and distribution by third parties of counterfeit versions of our products; risks relating to the use of social media for our business; change in control provisions in certain of our collaboration agreements; and the other risks and uncertainties that are described in the Risk Factors section of our most recent annual or quarterly report and in other reports we have filed with the SEC.

These statements are based on our current beliefs and expectations and speak only as of the date of this press release. We do not undertake any obligation to publicly update any forward-looking statements.
###

TABLE 1

BIOGEN INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(unaudited, in millions, except per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
Revenues:
Product, net	$2,466.0	$2,198.6	$4,775.4	$4,370.9
Revenues from anti-CD20 therapeutic programs	349.2	337.5	678.7	668.1
Other	79.0	55.6	166.9	107.6
Total revenues	2,894.2	2,591.6	5,621.0	5,146.6
Cost and expenses:
Cost of sales, excluding amortization of acquired intangible assets	370.3	286.1	683.3	598.6
Research and development	473.1	490.7	910.4	951.3
Selling, general and administrative	492.4	491.9	989.7	1,052.3
Amortization of acquired intangible assets	92.9	92.0	181.7	187.9
(Gain) loss on fair value remeasurement of contingent consideration	10.6	(2.2)	12.9	5.6
Restructuring charges	—	—	9.7	—
Collaboration profit (loss) sharing	(5.6)	—	(5.6)	—
Total cost and expenses	1,433.7	1,358.5	2,782.1	2,795.6
Income from operations	1,460.5	1,233.1	2,838.9	2,351.0
Other income (expense), net	(58.5)	(10.9)	(111.3)	(25.9)
Income before income tax expense and equity in loss of investee, net of tax	1,402.0	1,222.2	2,727.6	2,325.1
Income tax expense	353.6	292.5	710.0	574.4
Equity in loss of investee, net of tax	—	4.9	—	5.7
Net income	1,048.4	924.8	2,017.6	1,745.0
Net income (loss) attributable to noncontrolling interests, net of tax	(1.4)	(2.5)	(3.1)	(4.8)
Net income attributable to Biogen Inc.	$1,049.8	$927.3	$2,020.7	$1,749.8

Net income per share:
Basic earnings per share attributable to Biogen Inc.	$4.79	$3.94	$9.23	$7.44
Diluted earnings per share attributable to Biogen Inc.	$4.79	$3.93	$9.21	$7.42

Weighted-average shares used in calculating:
Basic earnings per share attributable to Biogen Inc.	219.1	235.3	219.0	235.1
Diluted earnings per share attributable to Biogen Inc.	219.4	235.7	219.3	235.7

TABLE 2

BIOGEN INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	As of June 30, 2016	As of December 31, 2015
ASSETS
Cash, cash equivalents and marketable securities	$3,796.8	$3,428.5
Accounts receivable, net	1,293.0	1,227.0
Inventory	996.4	893.4
Other current assets	1,361.5	1,151.4
Total current assets	7,447.7	6,700.3
Marketable securities	3,477.6	2,760.4
Property, plant and equipment, net	2,301.8	2,187.6
Intangible assets, net	3,967.6	4,085.1
Goodwill	3,167.1	2,663.8
Investments and other assets	1,153.0	1,107.6
TOTAL ASSETS	$21,514.8	$19,504.8

LIABILITIES AND EQUITY
Current liabilities	$2,516.2	$2,577.7
Long-term notes payable and other financing arrangements	6,538.3	6,521.5
Other long-term liabilities	1,056.6	1,030.7
Equity	11,403.7	9,374.9
TOTAL LIABILITIES AND EQUITY	$21,514.8	$19,504.8

TABLE 3

BIOGEN INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION:
NET INCOME ATTRIBUTABLE TO BIOGEN INC. AND DILUTED EARNINGS PER SHARE
(unaudited, in millions, except per share amounts)

An itemized reconciliation between diluted earnings per share on a GAAP and Non-GAAP basis is as follows:

	For the Three Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015
GAAP earnings per share - Diluted	$4.79	$4.43	$3.93
Adjustments to GAAP net income attributable to Biogen Inc. (as detailed below)	0.42	0.36	0.29
Non-GAAP earnings per share - Diluted	$5.21	$4.79	$4.22

	For the Six Months Ended
	June 30, 2016	June 30, 2015
GAAP earnings per share - Diluted	$9.21	$7.42
Adjustments to GAAP net income attributable to Biogen Inc. (as detailed below)	0.78	0.62
Non-GAAP earnings per share - Diluted	$9.99	$8.04

An itemized reconciliation between net income attributable to Biogen Inc. on a GAAP and Non-GAAP basis is as follows:

	For the Three Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015
GAAP net income attributable to Biogen Inc.	$1,049.8	$970.9	$927.3
Adjustments:
Amortization of acquired intangible assets	89.6	85.7	86.8
(Gain) loss on fair value remeasurement of contingent consideration	10.6	2.3	(2.2)
Hemophilia business separation costs	3.7	—	—
Business transformation / optimization:
2015 restructuring charges	—	9.7	—
Cambridge manufacturing facility rationalization costs[1]	15.8	—	—
Income tax effect related to reconciling items	(27.1)	(19.2)	(17.1)
Non-GAAP net income attributable to Biogen Inc.	$1,142.4	$1,049.4	$994.8

	For the Six Months Ended
	June 30, 2016	June 30, 2015
GAAP net income attributable to Biogen Inc.	$2,020.7	$1,749.8
Adjustments:
Amortization of acquired intangible assets	175.3	179.3
(Gain) loss on fair value remeasurement of contingent consideration	12.9	5.6
Hemophilia business separation costs	3.7	—
Business transformation / optimization:
2015 restructuring charges	9.7	—
Cambridge manufacturing facility rationalization costs[1]	15.8	—
Income tax effect related to reconciling items	(46.3)	(39.7)
Non-GAAP net income attributable to Biogen Inc.	$2,191.8	$1,895.0

2016 Full Year Guidance: GAAP to Non-GAAP Reconciliation

An itemized reconciliation between projected net income attributable to Biogen Inc. and diluted earnings per share on a GAAP and Non-GAAP basis is as follows:

	$	Shares	Diluted EPS
Projected GAAP net income attributable to Biogen Inc.	$3,990.2	218.7	$18.25
Adjustments:
Amortization of acquired intangible assets	350.0
(Gain) loss on fair value remeasurement of contingent consideration	16.0
Hemophilia business separation costs	28.0
Business transformation / optimization:
2015 restructuring charges	10.0
Cambridge manufacturing facility rationalization costs[1]	40.0
Income tax effect related to reconciling items	(93.0)
Projected Non-GAAP net income attributable to Biogen Inc.	$4,341.2	218.7	$19.85

1Cambridge manufacturing facility rationalization costs reflect $15.8 million of additional depreciation expense included in cost of sales, excluding amortization of acquired intangible assets in our condensed consolidated statements of income for the three and six months ended June 30, 2016. Full year Cambridge manufacturing facility rationalization costs reflects approximately $40 million of additional depreciation expected to be recognized during 2016.

Use of Non-GAAP Financial Measures
We supplement our consolidated financial statements presented on a GAAP basis by providing additional measures which may be considered “Non-GAAP” financial measures under applicable SEC rules. We believe that the disclosure of these Non-GAAP financial measures provides additional insight into the ongoing economics of our business and reflects how we manage our business internally, set operational goals and forms the basis of our management incentive programs. These Non-GAAP financial measures are not in accordance with generally accepted accounting principles in the United States and should not be viewed in isolation or as a substitute for reported, or GAAP, net income attributable to Biogen Inc. and diluted earnings per share.
Our “Non-GAAP net income attributable to Biogen Inc.” and “Non-GAAP earnings per share - Diluted” financial measures exclude the following items from "GAAP net income attributable to Biogen Inc." and "GAAP earnings per share - Diluted":
1. Purchase accounting and merger-related adjustments
We exclude certain purchase accounting related items associated with the acquisition of businesses, assets and amounts in relation to the consolidation of variable interest entities for which we are the primary beneficiary. These adjustments include charges for in-process research and development, the amortization of certain acquired intangible assets and fair value remeasurement of our contingent consideration obligations.
2. Hemophilia business separation costs
We have excluded costs that are directly associated with the proposed separation of our hemophilia business into an independent, publicly-traded company. These costs represent incremental third party costs attributable solely to hemophilia separation activities.
3. Business transformation / optimization
We exclude costs associated with the company’s execution of certain strategies and initiatives to streamline operations, achieve targeted cost reductions, rationalize manufacturing facilities or refocus R&D activities. These costs may include employee separation costs, retention bonuses, facility closing and exit costs, asset impairment charges or additional depreciation when the expected useful life of certain assets have been shortened due to the changes in anticipated usage, and other costs that management believes do not have a direct correlation to our on-going or future business operations.

4. Other items
We evaluate other items of income and expense on an individual basis, and consider both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to our ongoing business operations, and (iii) whether or not we expect it to occur as part of our normal business on a regular basis. We also include an adjustment to reflect the related tax effect of all reconciling items within our reconciliation of our GAAP to Non-GAAP net income attributable to Biogen Inc.

TABLE 4

BIOGEN INC. AND SUBSIDIARIES
PRODUCT REVENUES
(unaudited, in millions)

	For the Three Months Ended
	June 30, 2016			March 31, 2016			June 30, 2015
(In millions)	United States	Rest of World	Total	United States	Rest of World	Total	United States	Rest of World	Total
Multiple Sclerosis (MS):
TECFIDERA	$780.3	$206.2	$986.5	$744.3	$201.6	$945.9	$720.6	$162.7	$883.3
Interferon*	519.0	209.3	728.3	467.5	202.9	670.4	455.1	234.6	689.7
TYSABRI	304.9	192.5	497.4	288.2	188.8	477.0	268.5	194.6	463.1
FAMPYRA	—	21.6	21.6	—	20.2	20.2	—	21.1	21.1
Hemophilia:
ELOCTATE	110.3	14.4	124.7	98.7	9.0	107.7	72.1	2.2	74.3
ALPROLIX	63.0	17.3	80.3	64.6	10.4	75.0	49.1	5.3	54.4
Other product revenues:
FUMADERM	—	11.8	11.8	—	11.4	11.4	—	12.7	12.7
BENEPALI	—	15.4	15.4	—	1.8	1.8	—	—	—
Total product revenues	$1,777.5	$688.5	$2,466.0	$1,663.3	$646.1	$2,309.4	$1,565.4	$633.2	$2,198.6

	For the Six Months Ended
	June 30, 2016			June 30, 2015
(In millions)	United States	Rest of World	Total	United States	Rest of World	Total
Multiple Sclerosis (MS):
TECFIDERA	$1,524.6	$407.8	$1,932.4	$1,368.9	$339.3	$1,708.2
Interferon*	986.5	412.2	1,398.7	973.3	470.9	1,444.2
TYSABRI	593.1	381.3	974.4	541.4	384.3	925.7
FAMPYRA	—	41.8	41.8	—	41.1	41.1
Hemophilia:
ELOCTATE	209.0	23.4	232.4	125.3	2.6	127.9
ALPROLIX	127.6	27.7	155.3	90.2	7.3	97.5
Other product revenues:
FUMADERM	—	23.2	23.2	—	26.3	26.3
BENEPALI	—	17.2	17.2	—	—	—
Total product revenues	$3,440.8	$1,334.6	$4,775.4	$3,099.1	$1,271.8	$4,370.9
*Interferon includes AVONEX and PLEGRIDY